                          SCHEDULE 14A (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    (as filed with the Securities and Exchange Commission on April 28, 2000)

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                     KEYSTONE PROPERTY TRUST
      -----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Declaration of Trust)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

NOTES

                            KEYSTONE PROPERTY TRUST
                200 FOUR FALLS CORPORATE TRUST CENTER, SUITE 208
                          WEST CONSHOHOCKEN, PA 19428
                                 (484) 530-1800

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 2000

                            ------------------------

To our Shareholders:

    We invite you to attend our 2000 Annual Meeting of Shareholders at 9:00 a.m., local time, on June 1, 2000, at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, PA 19428. At the meeting, holders of the Company's Common Shares will vote on the following proposals, together with any other business that may properly come before the meeting:

    1. To elect one Class I trustee to serve until the Annual Meeting of Shareholders to be held in 2001 and until his respective successor is duly elected and qualified and three Class III trustees to serve until the Annual Meeting of Shareholders to be held in 2003 and until their respective successors are duly elected and qualified;

    2. To transact other business which properly comes before the 2000 Annual Meeting of Shareholders or its adjournment or postponement thereof.

    The Board of Trustees has fixed the close of business on April 19, 2000 as the record date for the 2000 Annual Meeting of Shareholders. Only holders of record of the Company's Common Shares as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof, notwithstanding transfer of any shares on the books of the Company after such record date. The share transfer books will not be closed.

    A Proxy Statement, form of proxy and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 1999 accompany this notice.

    All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person. The proposals and other information relating to the annual meeting are described in detail in the accompanying Proxy Statement.

                                          By Order of the Board of Trustees,
                                          Stephen J. Butte,
                                          Secretary

April 28, 2000
Plymouth Meeting, PA

                            KEYSTONE PROPERTY TRUST
                200 FOUR FALLS CORPORATE TRUST CENTER, SUITE 208
                          WEST CONSHOHOCKEN, PA 19428
                                 (484) 530-1800

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 2000

                            ------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished to the holders of common shares of beneficial interest, par value $.001 per share (the "Common Shares"), of Keystone Property Trust, a Maryland real estate investment trust (the "Company"), and the holders of preferred shares of beneficial interest, par value $.001 per share (the "Preferred Shares") of the Company, in connection with the solicitation by the Company's Board of Trustees (the "Board of Trustees") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, PA 19428 on Thursday, June 1, 2000, at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    At the Annual Meeting of Shareholders held on June 3, 1999, the shareholders approved the conversion of the Company from a Maryland corporation to a Maryland real estate investment trust. This conversion was effected through a merger (the "Trust Conversion") of American Real Estate Investment Corporation with and into Keystone Property Trust, a wholly-owned real estate investment trust formed solely for the purposes of the Trust Conversion. The Trust Conversion became effective October 13, 1999. References in this Proxy Statement to the "Company" include its subsidiaries and American Real Estate Investment Corporation as predecessor to the Company, unless the context otherwise requires. References to "trustees" means directors of the Company's predecessor prior to the Trust Conversion and to the trustees of the Company after the Trust Conversion, unless the context otherwise requires.

    This Proxy Statement and form of proxy are first being mailed to shareholders on or about April 28, 2000. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by the shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

    (1) FOR the election of the trustee nominee listed under "Proposal One-Election of Trustees Proposal-Nominee for Class I Trustee" to serve as a Class I trustee for a one-year term and the three trustee nominees listed under "Proposal One-Election of Trustees Proposal-Nominees for Class III Trustee" to serve as Class III trustees for a three-year term (the "Election of Trustees Proposal");

    (2) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

    The enclosed proxy is solicited by and on behalf of the Board of Trustees of the Company.

THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF TRUSTEES PROPOSAL.

                               QUORUM AND VOTING

RECORD DATE; QUORUM

    The Board of Trustees has fixed the close of business on April 19, 2000 as the record date (the "Record Date") for the Meeting. Only holders of Common Shares on the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournments and postponements thereof. The Common Shares are the only class of voting shares of the Company currently issued and outstanding which are entitled to vote at the Meeting. The holders of the Company's Preferred Shares are entitled to notice of, but not entitled to vote such shares, at the Meeting. On the Record Date, there were 9,283,935 Common Shares outstanding and entitled to vote at the Meeting. Each holder of Common Shares on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

    The presence of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum at the Meeting. A quorum is necessary for any action to be taken at the Meeting. Common Shares represented at the Meeting in person or by properly executed proxy but not voted will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining the presence of a quorum.

VOTES REQUIRED FOR APPROVAL

    With respect to "Proposal One--Election of Trustees Proposal," assuming a quorum is present, the plurality of the votes cast at the Meeting will be sufficient to elect a trustee (i.e., the nominees receiving the greatest number of votes will be elected). Cumulative voting is not permitted in the election of trustees.

    With respect to other matters which properly come before the Meeting, assuming a quorum is present, unless any statute or the Declaration of Trust provides otherwise, the majority of all the votes cast at the Meeting is sufficient to approve any other matter which properly comes before the Meeting.

PROXIES; ABSTENTIONS; BROKER NON-VOTES

    All Common Shares represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted "FOR" the Election of Trustees Proposal; and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournment or postponement thereof.

    Abstentions and broker non-votes are each included in the determination of the number of shares present at the Meeting for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers generally have discretionary authority to vote on routine matters. Abstentions and broker non-votes will not be counted for purposes of the Election of Trustees Proposal and, therefore, are counted neither as a vote "FOR" nor "AGAINST" the Election of Trustees Proposal.

    A shareholder may revoke his/her proxy at any time before it has been voted by delivering written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but mere attendance at the Meeting, without further action, will not revoke a proxy.

OTHER BUSINESS; ADJOURNMENTS

    The Board of Trustees is not currently aware of any business to be acted upon at the Meeting other than as described herein. If other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies, to the extent permitted by applicable rules of the Securities and Exchange Commission, will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

    The Company's 1999 Annual Report, including financial statements for the fiscal year ended December 31, 1999, is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's annual report filed with the Securities and Exchange Commission on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by writing to the Secretary of the Company at the offices of the Company set forth above.

                                  PROPOSAL ONE
                         ELECTION OF TRUSTEES PROPOSAL

    The Bylaws of the Company provide for a Board of Trustees of no fewer than three nor more than 15 members, divided into three classes, with the exact number of trustees to be designated from time to time by resolution of the Board of Trustees. Until September 27, 1999, our Board of Trustees consisted of seven members. However, in connection with the Reckson/Morris Transaction discussed in the Certain Relationships and Related Transactions Section herein on page 23, we increased the Board of Trustees to nine members and appointed Joseph D. Morris as a Class I trustee and Scott H. Rechler as a Class II trustee. Messrs. Morris and Rechler were then elected Class I trustee and Class II trustee, respectively, at the Special Meeting of Shareholders held on December 16, 1999. A majority of our trustees are independent of our management. The three classes have staggered terms of office so that the terms of office of trustees of only one class expires at each Annual Meeting of Shareholders and the trustees of that class are elected for three year terms and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. The following table lists the name, class designation and age for each trustee:

NAME                                                      CLASS       AGE      EXPIRATION
----                                                     --------   --------   ----------
Michael J. Falcone.....................................  I             64         2001
Francesco Galesi.......................................  I             69         2001
Joseph D. Morris.......................................  I             56         2001
Jeffrey E. Kelter......................................  II            45         2002
Russell C. Platt.......................................  II            39         2002
Scott H. Rechler.......................................  II            32         2002
David H. Lesser........................................  III           34         2000
David F. McBride.......................................  III           53         2000
James R. Mulvihill.....................................  III           35         2000

    The term of office of the Class I trustees will expire at the Annual Meeting of Shareholders to be held in 2001 and the term of office of the Class II trustees will expire at the Annual Meeting of Shareholders to be held in 2002. The term of office of the current three Class III trustees (Messrs. Lesser, David F. McBride and Mulvihill) expires at the Meeting. Set forth below are the nominees for election as Class III trustees. Mr. Galesi has resigned as a Class I trustee effective as of the Meeting in order to stand for election as a Class III trustee. The Board of Trustees is nominating Mr. Mulvihill for election as a Class I trustee to fill the vacancy created by Mr. Galesi's resignation. In the event that such nominees are unable to serve or for good cause will not serve, the proxies will be voted at the Meeting for such other person as the Board of Trustees may recommend.

NOMINEES FOR CLASS I TRUSTEE

    The following biographical description sets forth certain information with respect to the Class I trustee nominee based on information furnished to the Company by the Class I trustee nominee. The following information is as of April 17, 2000.

    MR. MULVIHILL was Chairman of the Board of Directors of the Company's predecessor from the 1997 Reorganization from December 1993 until December 1997. Since 1990, Mr. Mulvihill has been actively investing in the Denver real estate market. In 1993, he formalized his activities with the formation of Black Creek Capital, LLC, a firm specializing in Denver real estate investment, including residential and commercial land development, tax exempt housing and golf course construction and ownership. Black Creek Capital, LLC is also a controlling shareholder in EquityCity.com, a major e-commerce company specializing in real estate equity investment through the use of the Internet. From November 1992 to November 1993, he was Senior Vice President of Finance and Acquisitions at Jerry J. Moore Investments, an owner and manager of shopping centers in Texas. From January 1992 to November 1992, Mr. Mulvihill was a Vice President of Chemical Bank's Real Estate Investment Banking Group, where he managed the Real Estate Owned Distribution Group. From 1986 to January 1992,
Mr. Mulvihill was an officer of Manufacturers Hanover Trust Company's Real Estate Banking and Investment Banking Groups. Mr. Mulvihill graduated from Stanford University in 1986 with a B.A. in Political Science.

    THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS I TRUSTEE NOMINEE.

NOMINEES FOR CLASS III TRUSTEES

    The following biographical descriptions set forth certain information with respect to the Class III trustee nominees based on information furnished to the Company by each Class III trustee nominee. The following information is as of April 17, 2000.

    MR. SHERMAN, age 42, has served as an adjunct professor of real estate at Columbia University since February 2000. Prior to February 2000 and beginning in 1995, he was the Managing Director, Senior Analyst and Head of the REIT Equity Research Team at Salomon Smith Barney, Inc. which was an institutional investor ranked team in 1999 and 1998. From 1993 to 1995 he was a Managing Director in Salmon Smith Barney, Inc.'s CMBS Debt Organization and Securitization group. From 1991 to 1993, he was Managing Director and Partner of the Harlan
Company, Inc., a real estate investment banking and advisory firm. Mr. Sherman is a graduate of Brown University and has an MBA in Finance from Columbia University Graduate School of Business Administration.

    MR. MCBRIDE has been Chairman of the Board of Trustees of the Company since December 1997. He served as Secretary of the Company from January 1998 until December 1998. He is currently a partner in the law firm of Harwood Lloyd, LLC. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He has been a member of the Georgetown University Board of Regents since 1990, and is a member of the Board of Directors of the Towne Center Bank.
Mr. McBride has served as a director of Midlantic Corporation, Midlantic National Bank and various subsidiaries for thirteen years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1981 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1981, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He is a member of the bars of New Jersey and New York.

    MR. GALESI has been a trustee of the Company since May 1998 as a result of the acquisition by the Company of a portfolio of properties in which Mr. Galesi had a significant interest. Since 1969, he has been the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications industries. He is a director of MCI-WorldCom, Inc. Mr. Galesi was a director of ATC Communications Group until ATC merged with WorldCom in 1992. Mr. Galesi also serves as a director of Amnex, Inc. and Walden Residential Properties, Inc.
Mr. Galesi is a graduate of Princeton University.

    THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS III TRUSTEE NOMINEES.

TRUSTEES CONTINUING IN OFFICE

    The following biographical descriptions set forth information with respect to each trustee who is not up for election based on information furnished to the Company by each trustee. The following information is as of April 17, 2000.

CLASS I TRUSTEES (TERM EXPIRES IN 2001)

    MR. FALCONE has been a trustee of the Company since August 1998 as a result of the acquisition by the Company of a portfolio of 11 office properties and one industrial property in northern New York (the "Pioneer Group") in which Mr. Falcone had a significant interest. He founded the Pioneer Group in 1975, the predecessor to the Pioneer Development Company, one of the largest developers of commercial office properties in northern New York. He currently serves as Chairman of the Pioneer Development Company. Prior to the founding of the Pioneer Group, he co-founded the Pyramid Companies, a real estate development firm. Mr. Falcone was Chairman of the Board of Directors of First National Bank of Rochester from 1992 until April 1999 when it was sold to M&T Bank. He has served as a director of M&T Bank since April 1999. He also serves on the Corporate Advisory counsel for the Syracuse University School of Management. He is a graduate of Syracuse University.

    MR. MORRIS has been a trustee of the Company since September 1999 as a result of the Reckson/Morris Transaction. He is President and Chairman of the Morris Companies and formerly was the Vice Chairman of Reckson Morris Industrial Trust. Mr. Morris also serves as trustee of the New Jersey Chapter-NAIOP, the Association for Commercial Real Estate and was appointed by Governors Florio and Keane to serve on the Skylands Greenway Task Force and Highlands Commission. He is a graduate of C.W. Post College.

CLASS II TRUSTEES (TERM EXPIRES IN 2002)

    MR. KELTER has been President of the Company since December 1997 and was appointed Chief Executive Officer in December 1998. He has over 18 years of experience in all phases of commercial real estate including development and third-party management. Mr. Kelter began his career at Bankers Trust Corporation where he was an assistant treasurer in the Corporate Finance division. In 1982 Mr. Kelter was employed by Vector Properties in Tulsa, Oklahoma, where he was in charge of the development and finance of several downtown Tulsa office building renovations. In 1982 Mr. Kelter founded Penn Square Properties, Inc. ("Penn Square") in Philadelphia and served as Chief Executive Officer and President. At Penn Square he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets.

    MR. PLATT has been a trustee of the Company since June 1999. He serves as Principal and President of JER International, with primary responsibility for all J.E. Robert Companies' international investments and operations. In addition to his international responsibilities, Mr. Platt serves on such firm's Investment Committee. Prior to joining J.E. Robert Companies in 1999, Mr. Platt served as a Managing Director of Morgan Stanley. Mr. Platt was the founder of and had primary responsibility for managing the global real estate investment business for Morgan Stanley Asset Management ("MSAM"). MSAM manages over

$2 billion in private real estate and listed real estate securities worldwide for institutional and individual investors. Mr. Platt is a graduate of Williams College and received an MBA from Harvard Business School. He is a member of the advisory boards of the National Multi Housing Council, The Wharton Real Estate Center and the MIT Center for Real Estate. He is also a member of The Urban Land Institute, the National Association of Real Estate Investment Trusts, the Pension Real Estate Association and the Association of Foreign Investors in Real Estate.

    MR. RECHLER has been a trustee of the Company since September 1999 as a result of the Reckson/Morris Transaction. He has been a Co-Chief Executive Officer since June 1999 and a director of Reckson Associates Realty Corp. since its formation and from February 1997 until September 1999, he served as its President. Mr. Rechler also serves as President, Chief Executive Officer and a director of Frontline Capital Group, Inc. (formerly Reckson Services Industries,
Inc). Mr. Rechler is a member of the board of directors of the Long Island Children's Museum. He is a graduate of Clark University and received a master's degree in finance with a specialization in real estate from New York University.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

    The Board of Trustees held a total of 10 meetings in 1999. Each trustee attended at least 75% of the aggregate of the total number of meetings held by the Board of Trustees and the total number of meetings held by all committees of the Board of Trustees on which he served, in each case during the period for which such trustee served as a trustee or committee member. The Board of Trustees took action by written consent a total of four (4) times in 1999. The Board of Trustees has an Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee") and an Executive Committee (the "Executive Committee"). The Board of Trustees formed a Nominating Committee (the "Nominating Committee") in February 2000.

    AUDIT COMMITTEE. The Audit Committee, currently comprised of Messrs. Platt and Galesi, makes recommendations to the Board of Trustees regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal accounting controls and performs such other functions as directed by the Board of Trustees. The Audit Committee met three
(3) times during 1999.

    COMPENSATION COMMITTEE. The Compensation Committee, currently comprised of Messrs. David F. McBride and Mulvihill, administers the Company's stock incentive and benefit plans, determines executive officer compensation and performs such other duties as from time to time are designated by the Board of Trustees. The Compensation Committee met three (3) times in 1999.

    EXECUTIVE COMMITTEE. The Executive Committee, currently comprised of Messrs. Kelter, Lesser and David F. McBride, (i) supervises and maintains the financial affairs of the Company, (ii) is authorized to enter into acquisitions, dispositions and development projects not exceeding $25.0 million per transaction, and to enter into financing arrangements not exceeding
$18.75 million per transaction and (iii) performs such other duties as from time to time are designated by the Board of Trustees. The Executive Committee met 14 times in 1999.

    NOMINATING COMMITTEE. The Nominating Committee, currently comprised of Messrs. Platt and Rechler, makes recommendations to the Board of Trustees regarding the selection of new members to be nominated to the Company's Board of Trustees. The Nominating Committee was formed in February 2000.

    The Board of Trustees may from time to time establish certain other committees to facilitate the management of the Company.

TRUSTEE COMPENSATION

    Trustees who are also employees of the Company receive no additional compensation for their service as trustees. The trustees who are not also employees of the Company (the "Outside Trustees") received a quarterly fee of $5,000 for serving as a trustee in 1999. In addition, each trustee who is not an employee of the Company received $1,000 for each Board of Trustee meeting attended in person and $500 for each meeting attended telephonically. Each trustee who serves as a member of a committee receives an annual fee of $2,500 for each committee on which he serves. The Company paid aggregate cash compensation for the first quarter fees of $38,300. For the second and the third quarters the Company issued 5,602 Common Shares in lieu of cash payments at prices ranging from $14.64 to $16.46 per Common Share (the average closing price of the Common Shares on the ten trading days prior to the end of the respective quarter). Trustee fees for the fourth quarter have not yet been paid.

    The Company reimburses the trustees for out of pocket expenses incurred in connection with their activities on behalf of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, the Compensation Committee consisted, for parts of the year, of Messrs. Timothy B. McBride, James R. Mulvihill and David F. McBride. None of Messrs. Timothy B. McBride, James R. Mulvihill or Mr. David F. McBride is currently an officer of the Company and, other than as described below, and none of them has any other business relationship or affiliation with the Company, except his service as a trustee. Mr. Mulvihill was Chairman of the Board of Directors of the Company's predecessor from the 1997 Reorganization from December of 1993 until December of 1997. Mr. David F. McBride has been a trustee and Chairman of the Board of Trustees since 1997.

    ISSUANCE OF COMMON SHARES AND OP UNITS TO CERTAIN TRUSTEES AND MAJOR SHAREHOLDERS. During the fourth quarter of 1999 and in January 2000, the Company sold an aggregate of 1,279,778 Common Shares directly to Hudson Bay Partners II, L.P. ("Hudson Bay"), Hudson Bay Partners, Inc., Crescent Real Estate Equities Limited Partnership ("Crescent"), David H. Lesser, Jeffrey E. Kelter, Michael J. Falcone, Russell C. Platt, Francesco Galesi, David F. McBride (collectively, the "Holders") at a purchase price of $14.50 per share as part of a $20 million private placement. The market price of the Common Shares was $14.50 on August 3, 1999, the date the Board of Trustees approved the issuance of the Common Shares (based upon the closing price on the day prior to the meeting of the Company's Board of Trustees). The Common Shares were sold as follows: on October 12, 1999, the Company issued and sold 68,966 of these Common Shares to Mr. Galesi; on October 29, 1999, the Company issued and sold 586,207 of these Common Shares to Mr. Kelter; on December 10, 1999, the Company issued and sold 89,655 of these Common Shares to Hudson Bay; on December 29, 1999, the Company issued and sold 6,620 of these Common Shares to Hudson Bay, 252 of these Common Shares to Hudson Bay Partners, Inc., 406,559 of these Common Shares to Crescent, 47,317 of these Common Shares to David H. Lesser, and 3,000 of these Common Shares to Russell C. Platt; on January 3, 2000, the Company issued and sold 68,966 of these Common Shares to Michael J. Falcone; on January 18, 2000, the Company issued and sold 2,236 of these Common Shares to David F. McBride. Under registration rights agreements entered into with each Holder at the time of each sale, the Company agreed to register the Common Shares issued to each Holder within six months from the date of their respective agreements and each Holder agreed not to sell the Common Shares for a period of one year from the date of such agreement. Pursuant to such registration rights agreements, the Company has registered the Common Shares issued to each Holder pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2000. In December of 1999, Hudson Bay was dissolved and its Common Shares and OP Units (as defined below) were distributed to its partners, including but not limited to, Crescent Real Estate Equities Limited Partnership and David H. Lesser.

    Keystone Operating Partnership, L.P. (the "Operating Partnership") issued to Hudson Bay and to Messrs. Kelter and David F. McBride (the "OP Unit Recipients") approximately 278,034 units of limited partnership of the Operating Partnership ("OP Units") in exchange for certain warrants to acquire 300,000 Common Shares and the cancellation of certain warrants to acquire 375,000 OP Units at an exercise price of $11.00 per share or OP Unit, which were held by Hudson Bay and Messrs. Kelter and David F. McBride. Pursuant to the terms of their respective OP Unit Recipient Agreements, each dated as of October 29, 1999, the Company agreed to register the Common Shares issuable upon conversion of the OP Units within six months from the date of such agreements and the OP Unit Recipients agreed not to sell their Common Shares for a period of six months from the date of such agreements. Pursuant to such OP Unit Recipient Agreements, the Company has registered Common Shares issuable upon the conversion of OP Units pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2000.

    Messrs. Timothy B. McBride, Robert Branson, James Mulvihill, Evan Zucker, David Lesser, Francesco Galesi, Russell C. Platt and Michael J. Falcone (collectively, the "Trustee Holders"), received 5,602 common shares in December of 1999, in aggregate, as compensation for services provided by them to the Company in their capacity as members of our Board of Trustees during the second and third quarters of the Company's 1999 fiscal year. Under a registration rights agreement, dated as of December 2, 1999, we agreed to register the Common Shares issued to the Trustee Holders within six months from the date of such agreement and the Trustee Holders agreed not to sell their Common Shares for a period of one year from the date of such agreement. Pursuant to such registration rights agreement, the Company has registered the Common Shares pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2000.

    LEASES. The Company leases approximately 17,575 square feet to a company in which Michael J. Falcone serves as Chairman. As of December 31, 1999, the annual aggregate base rental revenue for this lease was approximately $354,000. The Company also leases approximately 73,000 square feet to a company in which Francesco Galesi is an executive officer and a beneficial owner of Common Shares. As of December 31, 1999, the annual aggregate base rental revenue for this lease was approximately $481,000. In the past, we had leases with companies in which David F. McBride is an officer and with respect to certain of these companies, a shareholder. These leases are no longer in place as a result of our sale of the Urban Farms Shopping Center in March 1999 and the sale of one of the companies to an entity which is not affiliated with David F. McBride. For the twelve months ended as of December 31, 1999 we received approximately $70,000 in aggregate base rental revenue from these companies. The Company also leases 11,500 square feet to a company in which Joseph Morris serves as Vice Chairman which requires annual aggregate base rental revenue of $69,000.

    SUBLEASES. The Company subleased office space in Denver, Colorado from Black Creek Capital, LLC. The lease agreement requires a monthly lease payment of $1,346. This lease expired on December 31, 1999. James R. Mulvihill is one of the principal officers and members of Black Creek Capital, LLC.

    PAYMENTS FOR SERVICES TO AFFILIATES OF TRUSTEES. The Company incurred costs for the year ended December 31, 1999 relating to the building improvements of $591,000, leasing commissions of approximately $1,273,000, and repair, and maintenance and other costs of approximately $21,000. These amounts were earned by companies in which David F. McBride and Michael J. Falcone are officers and shareholders.

    SPIN-OFF. As part of the Company's 1997 Reorganization, the Company organized and agreed to spin-off, at a later date, a subsidiary of the Company to enable Messrs. Mulvihill and Zucker to pursue real estate investment opportunities other than in the office and industrial sectors. The terms of the spin-off have not yet been determined.

    MANAGEMENT COMPANY. Through the Operating Partnership's 100% ownership of the preferred stock of Keystone Realty Services, Inc. (the "Management Company"), the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. To date, the Management Company has not declared or paid any dividends. Mr. Kelter, Hudson Bay and McBride Hudson Bay, L.P. ("McBride Hudson Bay") own 40%, 30% and 30% of the common stock of the Management Company. Mr. David McBride has an interest in McBride Hudson Bay. The Operating Partnership, in the normal course of business, advances funds to the Management Company to fund working capital needs. The Operating Partnership has a management agreement with the Management Company for property management and leasing services. Under the terms of this management agreement the Management Company receives a management fee based upon a percentage of rent for all properties it manages. For the twelve months ended December 31, 1999, the Management Company received $3,048,000 in management fees from the Company. In addition, the Management Company is reimbursed for the salaries of our executive officers and certain other employees involved in management and operations of our properties and earns leasing commissions on leases brokered by its employees. For the twelve months ended December 31, 1999, the Management Company received $2,800,000 in such reimbursements and $565,000 in leasing commissions. The Company believes that the management fee paid to the Management Company is based upon competitive rates.

    The Management Company manages one property which is owned by entities in which Mr. Kelter has a general partnership interest.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth-certain information regarding named executive officers and other executives of the Company based on information supplied by such executive officers and such other executives. The following information is as of April 17, 2000.

NAME                            AGE   POSITION
----                            ---   --------
David F. McBride(1)(2)........  53    Chairman
Jeffrey E. Kelter(1)(2).......  45    President and Chief Executive Officer
Timothy A. Peterson(2)........  34    Executive Vice President and Chief Financial Officer
John B. Begier................  34    Executive Vice President--Acquisitions and Development
Stephen J. Butte(2)...........  40    Senior Vice President, Chief Investment Officer and
                                      Secretary
Charles C. Lee, Jr............  36    Senior Vice President--Marketing and Leasing
Francis X. Ryan...............  40    Senior Vice President--Property Operations
Timothy E. McKenna(2).........  36    Senior Vice President--Finance
Jennifer A. Pancoast..........  36    Vice President--Leasing
Jeffrey D. Anderson...........  47    Vice President--Operations
Matthew T. Marshall...........  34    Vice President--Leasing
George S. Hasenecz............  32    Vice President--Acquisitions
Rosemarie Gentner.............  37    Vice President--Operations
Sandra M. Richardson..........  42    Vice President--Leasing
Stephanie M. Krewson..........  30    Vice President and Treasurer
David G. Hagan................  36    Vice President-Development

------------------------

(1) Denotes a member of the Board of Trustees. See "Election of Trustees Proposal" for additional information.

(2) Denotes a named executive officer of the Company within the meaning of
    Section 16 of the Securities and Exchange Act of 1934, as amended.

    MR. PETERSON has served as Chief Financial Officer of the Company since August 1998 and was Secretary from December 1998 until September 1999. He was appointed Executive Vice President of the Company in December 1998. Prior to joining the Company, Mr. Peterson held a variety of positions with Post Properties, Inc. beginning in 1989, including his final position as Executive Vice President, Finance. While at Post Properties, Mr. Peterson managed all capital markets activities, maintained all rating agency relationships and oversaw accounting, budgeting and financial reporting functions. Mr. Peterson is a Certified Public Accountant, a member of the National Association of Real Estate Investment Trusts and currently serves as Co-Chairman of its Accounting Committee and Adjunct member of the Best Financial Practices Task Force. He is a member of University of Florida Real Estate Advisory Board and serves on President's Council of the Real Estate Round Table.

    MR. BEGIER has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's acquisition and development activities. In January 2000 he was appointed Executive Vice President. Mr. Begier joined Penn Square in 1995; prior to working for Penn Square he worked for eight years as a real estate broker with the Pennsylvania office of Cushman & Wakefield where he was responsible for leasing, sales and acquisition of commercial and industrial properties.

    MR. BUTTE has served as Senior Vice President of the Company with primary responsibility for acquisition and development due diligence since
December 1997. He was appointed Chief Investment Officer in March 1999 and Secretary in September 1999. Prior to joining Penn Square in 1988, he spent five years in public accounting as a manager in the audit department of Asher & Company, specializing in providing financial and accounting services to companies in the real estate industry. Mr. Butte is a Certified Public Accountant.

    MR. LEE has served as a Senior Vice President of the Company since
March 1998 with primary responsibility for the Company's leasing and marketing activities. Mr. Lee joined Penn Square in 1987 where he was responsible for leasing and marketing activities for various commercial properties. From September 1997 until March 1998, when he re-joined the Company, Mr. Lee was the regional leasing director for the Philadelphia region of Equity Office Properties. Prior to working for Penn Square, he was an Assistant Portfolio Manager in the Private Banking Division of the Boston Safe Deposit and Trust Company.

    MR. RYAN has served as Senior Vice President of the Company since
December 1997 with primary responsibility for the Company's property operations and management activities. Mr. Ryan joined Penn Square in 1991 where he was responsible for the management of various commercial offices and industrial properties. Prior to working for Penn Square, Mr. Ryan worked for four years as a senior property manager for Cushman & Wakefield's Pennsylvania office and as a project manager for American Building Maintenance from 1984 through 1986.
Mr. Ryan is certified as a Real Property Administrator by the Building Owners and Managers Association.

    MR. MCKENNA served as Vice President-Finance of the Company from January 1998 until June 1999 when he was promoted to Senior Vice President-Finance. Mr. McKenna was previously employed as a senior manager in the Real Estate Services Group of Arthur Andersen LLP's Philadelphia office. Prior to joining the Company, he worked for over 12 years providing consulting and accounting services to publicly and privately-owned real estate companies; over 11 years of his experience was obtained as an employee of Arthur Andersen LLP. Mr. McKenna is a Certified Public Accountant.

    MS. PANCOAST has served as Vice President of the Company since
December 1997 with responsibility for the Company's leasing activities related to office properties. Since January 2000, she is responsible for leasing activities associated with the Company's industrial portfolio. Prior to rejoining Penn Square in October 1995, she spent two years with Bell Atlantic Properties, the real estate subsidiary of Bell Atlantic, where she was director of property management for over 600,000 square feet of properties located in the Philadelphia region. From September 1990 until September 1993 she was responsible for leasing over 600,000 square feet of office properties located in Philadelphia for Penn Square. From September 1986 until September 1990, she worked as a real estate broker for The Flynn Company, a manager and developer of office and industrial properties in the Philadelphia region.

    MR. ANDERSON has served as Vice President of the Company since August 1998 with primary responsibility for the operations and management of the properties located in New York state. Mr. Anderson was previously employed by Pioneer Management Services Company, an affiliate of Pioneer Development LLC from
March 1996 until August 1998 as director of property management where he managed over five million square feet of office and retail properties located in the northeastern region of the United States. From March 1993 until March 1996, he was vice president of property management for United Properties, Inc., a developer and manager of commercial properties located in Minneapolis, Minnesota. Prior to March 1993, he was director of property management for the Trammell Crow Company's Milwaukee, Wisconsin office for three years and managed over 6.0 million square feet of office and industrial properties. He has over twenty years of property management experience.

    MR. MARSHALL has served as Vice President of the Company since October 1999 with responsibility for the Company's leasing activities related to industrial properties. Mr. Marshall was previously employed by Trammell Crow Company in Wayne, Pennsylvania from August 1998 to October 1999 where he was Senior Associate and was responsible for leasing and advisory services for institutional and corporate clients. Prior to joining Trammell Crow Company, he was employed by the Staubach Company in Palo Alto, California from March 1995 to July 1998 where he was responsible for business development in Silicon Valley and the northwest United States. He began his career in real estate in 1989 with the Binswanger Company in Philadelphia, Pennsylvania where he remained as a commercial broker until March 1995. Mr. Marshall has

11 years experience in the commercial real estate industry, specializing in project leasing and tenant advisory services.

    MR. HASENECZ joined the Company in October 1999 as a senior analyst before being promoted to Vice President in January 2000. Mr. Hasenecz was previously employed by Brandywine Realty Trust as the marketing and leasing director of central New Jersey region since December 1998. Prior to that, Mr. Hasenecz served as the senior acquisition analyst at Brandywine since December 1997 overseeing the acquisition of over 3.0 million square feet of office and industrial properties with 71 acres of additional developable land at a total purchase price of $362 million. He joined Brandywine in April 1997 as an acquisition analyst and handled the acquisition of 4.0 million square feet of office and industrial properties and 200 acres of developable land. Prior to that time, Mr. Hasenecz served as a senior accountant for Jackson-Cross*ONCOR International, a Philadelphia-based private real estate company, from April 1994 until April 1997.

    MS. GENTNER joined Penn Square in November 1997 as property administrator and remained in such position after the 1997 Reorganization. She was promoted to Vice President-Property Operations in January 2000. Ms. Gentner is responsible for oversight of all the Company's property managers, as well as risk management. She was previously employed by Renaissance Properties beginning in 1992 as senior property manager responsible for overseeing and coordinating the day-to-day facilities management of a diverse portfolio of assets, including commercial office, residential, and industrial complexes aggregating over
3.0 million square feet and stretching from Maine to Delaware. Ms. Gentner began her management career with Kevin F. Donohoe Company in 1988 in Philadelphia as property manager responsible for 1.3 million square feet of office space.

    MS. RICHARDSON joined the Company in May 1998 as leasing director for the office portfolio managed for third parties. She was promoted to Vice President in February 2000. Currently, Ms. Richardson's responsibilities include the leasing activities for the Company's office portfolio and the office assets managed for third parties. She was previously employed by Compass, an Equitable Real Estate affiliate, since May 1996 and Heitman Financial Services, a national pension fund advisor, from May 1989 to May 1996 where she was responsible for institutional leasing management and asset management. Prior to that, she worked with a brokerage firm in Washington, D.C. beginning in November 1986 handling leasing on several accounts for national institutional investors.

    MS. KREWSON joined the Company as Vice President and Treasurer in
April 2000. Her primary responsibilities include capital planning, lender relations and financial analysis. Prior to joining the Company, Ms. Krewson was an equity analyst at Salomon Smith Barney since 1997, where she provided coverage of industrial and triple-net REITs. Prior to that, she was a senior associate in Prudential Securities' Real Estate Investment Banking group beginning 1994. Ms. Krewson is a candidate for Level II of the Chartered Financial Analyst Program.

    MR. HAGAN joined the Company in April 2000 as Vice President-Development with primary responsibility for the Company's development projects. Mr. Hagan is based in our Indianapolis office. was previously employed by First Industrial Realty Trust, Inc. from March 1998 until April 2000 as a regional vice president where he was responsible for land acquisition, due diligence, market reviews, construction, and leasing in the mid-central part of the country. From
February 1997 until March 1998, he served as Vice President for Mericle Commercial Real Estate Services where he was responsible for marketing and development for Eastern Pennsylvania. Prior to that, Mr. Hagan served as Director of Marketing for Liberty Property Trust from June 1994 to
February 1997 where he directed all leasing and marketing activities on a
5.0 million square foot portfolio consisting of industrial and office properties.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth, for the three years ended December 31, 1999, the compensation earned by or paid to the Company's chief executive officer who served in such capacity during such fiscal year, as well as the four (4) most highly compensated executive officers of the Company serving as an executive officer of the Company on December 31, 1999.

SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                   ANNUAL COMPENSATION                     COMPENSATION AWARDS
                                       --------------------------------------------      ------------------------
           (A)                (B)         (C)           (D)              (E)                (F)           (G)            (I)
                                                                                         RESTRICTED
                                                                                           SHARE      SECURITIES      ALL OTHER
NAME AND                                                             OTHER ANNUAL          AWARDS     UNDERLYING    COMPENSATION
PRINCIPAL POSITION            YEAR     SALARY ($)   BONUS (1)($)   COMPENSATION ($)        ($)(2)     OPTIONS (#)      (3) ($)
------------------          --------   ----------   ------------   ----------------      ----------   -----------   -------------
Jeffrey E. Kelter.........    1999      $240,885      $353,000         $ 12,100(4)        $     --           --        $2,500
  President and Chief         1998      $200,000      $     --         $  9,600(5)        $110,000           --        $   --
  Executive Officer           1997      $  7,692      $     --         $     --           $     --           --        $   --

John B. Begier............    1999      $155,000      $200,000         $282,528(6)        $     --           --        $2,500
  Executive Vice President    1998      $125,000      $     --         $205,257(7)        $103,124      102,500        $   --
                              1997      $  1,538      $     --         $     --           $     --           --        $   --

Charles C. Lee............    1999      $155,000      $     --         $377,455(6)        $     --           --        $2,500
  Senior Vice                 1998      $125,000      $     --         $126,486(8)        $ 55,000       87,500        $   --
  President(12)               1997      $     --      $     --               --           $     --           --        $   --

Timothy A. Peterson.......    1999      $210,000      $140,000         $103,186(9)        $     --           --        $2,500
  Executive Vice President    1998      $ 71,837      $     --         $ 32,171(10)       $ 55,000       90,000        $   --
  & Chief Financial           1997      $     --      $     --         $     --           $     --           --        $   --
  Officer(13)

Stephen J. Butte..........    1999      $155,000      $140,000         $ 28,785(5),(6)    $     --           --        $2,500
  Senior Vice President       1998      $125,000      $     --         $  5,000(11)       $ 55,000       87,500        $   --
  And Secretary               1997      $  4,038      $     --         $     --           $     --           --        $   --

------------------------------

(1) Includes cash bonuses paid in the fiscal year following the fiscal year for which they were earned.

 (2) Restricted shares were granted at $14.50 per share and vest over a two-year period from the issuance date. These restricted shares pay dividends as declared payable by the Company at the prevailing dividend rate payable to all shareholders of the Company.

 (3) Consists of matching contributions to the Company's 401(k) Savings and Retirement Plan.

 (4) The Company leases an automobile for Mr. Kelter's use and has made monthly lease payments that aggregated $14,212 in 1999. Mr. Kelter reimbursed the Company for $2,112 of the cost of this lease.

 (5) Consists of an auto allowance paid to these executives.

 (6) Consists of transaction-based compensation paid by Keystone Realty Services, Inc. for services provided to the Management Company under an arrangement which was terminated effective December 31, 1999.

 (7) Comprised of (i) $200,257 paid for leasing and property brokerage services provided by Mr. Begier to the Management Company under an arrangement that was terminated effective December 31, 1999, and (ii) a $5,000 automobile allowance. Does not include $567,900 paid by the Management Company to Mr. Begier in 1998 for commissions earned by Mr.Begier as an employee of Penn Square Properties, Inc. Prior to becoming an executive officer of the Company as part of the 1997 Reorganization.

 (8) Comprised of (i) $121,486 paid for transaction-based compensation provided by Mr. Lee to the Management Company under an arrangement which was terminated effective December 31, 1999 and (ii) a $5,000 automobile allowance.

 (9) Comprised of (i) $33,333 in forgiveness of indebtedness to purchase Common Shares of the Company, (ii) tax equalization payments of $12,373 for reimbursement of relocation expenses, (iii) $53,000 in relocation expenses and (iv) a $4,457 auto allowance.

(10) Mr. Peterson was reimbursed for relocation expenses of $32,171.

(11) Comprised of a $5,000 automobile allowance in 1998. Does not include $86,930 paid by the Management Company to Mr. Butte in 1998 for commissions earned by Mr. Butte as an employee of Penn Square Properties, Inc. prior to becoming an executive officer of the Company as part of the 1997 Reorganization.

(12) Mr. Lee became an executive officer of the Company in March 1998.

(13) Mr. Peterson was hired as an executive officer of the Company in August 1998 at an initial annual salary of $200,000.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

    During the year ended December 31, 1999 no options were granted to the Company's chief executive officer or the four (4) most highly paid executive officers. Additionally, none of the executive officers exercised any stock options or SARs.

EMPLOYMENT AGREEMENTS

    On December 17, 1997, the Company entered into employment agreements with each of David F. McBride and Jeffrey E. Kelter to serve as the Chairman and President of the Company, respectively. The initial term of each such agreement is for three years with successive one-year renewal terms thereafter until terminated. Each of Mr. Kelter's and Mr. McBride's agreements provided for an initial annual base salary of $200,000 together with such additional compensation as may be awarded from time to time by the Board of Trustees and further provided that each of Messrs. McBride and Kelter shall devote substantially all of their working time to the Company's business activities. In February 1999, the Compensation Committee approved an increase in Mr. Kelter's annual compensation to $250,000. Effective January 1, 2000 Mr. McBride's employment agreement was terminated and Mr. McBride was hired by the Company as a consultant pursuant to a consulting agreement pursuant to which he agrees to serve as Chairman of the Board and to advise the Company on the sale of certain assets originally contributed to the Company by the McBride family. Otherwise, the consulting agreement has substantially the same terms as his prior employment agreement. In the event of a Termination With Cause (as defined in the respective agreements) or a Voluntary Termination (as defined in the respective agreements) the executive or consultant, as the case may be, shall not be entitled to any compensation after the effective date of such Termination With Cause or Voluntary Termination. In the event of the death, disability, Termination Without Cause (as defined in the respective agreements) or Involuntary Termination (as defined in the respective agreements), the executive or the consultant, as the case may be, is entitled to receive a lump sum payment equal to the executive's or consultant's, as the case may be, base salary plus, with respect to the executive, the prior year's bonus times the longer of one year or the remainder of the term of his employment agreement. In the event of a Termination Without Cause for the executive, to the extent the executive has options which have not vested at such time and which would have vested at the next option vesting date but for such termination, then an amount of Current Unvested Options (as defined in his employment agreement) will vest upon termination equal to the following: the total Current Unvested Options multiplied by a fraction of which the numerator equals the number of days elapsed from the previous option vesting date up to and including the date of termination and the denominator equals the total number of days between option vesting dates. In the event of a Termination Without Cause for the consultant, all of his unvested options shall vest. Each agreement also restricts such executive or consultant, as the case may be, from engaging in activities in competition with the Company in the ownership, development, construction, management or operation of office or industrial properties (except that David F. McBride may continue to be a director of certain McBride-family real estate related companies) during his term of employment or during his consulting term, as the case may be, and during the period during which he serves as a trustee of the Company and ending one year after the later of the termination of his employment or consulting arrangement.

    On August 15, 1998, the Company entered into an employment agreement with Timothy A. Peterson to serve as the Senior Vice President and Chief Financial Officer of the Company for an initial term of two years with successive one-year renewal terms thereafter until terminated. The agreement provides for an initial annual base salary of $200,000 together with such additional compensation as may be awarded from time to time by the Board of Trustees, including a minimum bonus of $100,000 in the second year of the term, and further provides that Mr. Peterson receive stock options with respect to 50,000 Common Shares. Under the agreement, the Company has loaned $392,600 to Mr. Peterson on an interest-free, recourse basis to enable him to purchase 25,000 Common Shares of which, $33,333.33 will be forgiven on each of the first three anniversaries of his employment, if he is employed by the Company on such date. The Company has also agreed to reimburse Mr. Peterson for certain costs he incurred in connection with his relocation. In the event of a Termination With Cause (as defined in the agreement) or a Voluntary Termination (as defined in the agreement) the executive shall not be entitled to any compensation after the effective date of such Termination With Cause or Voluntary Termination. In the event of the death or disability of Mr. Peterson, the stock options initially granted to him under the employment agreement would become immediately vested. In the event of a termination of Mr. Peterson's employment without cause or for good reason or an involuntary termination of such employment, Mr. Peterson is entitled to receive a lump sum payment equal to his base salary plus the prior year's bonus, or, if greater, $100,000. In addition, upon such a termination, the stock options initially granted under the agreement become immediately vested and $300,000 of the loan made to Mr. Peterson by the Company to permit his purchase of Company shares will be forgiven. The agreement provides that, in the event that Mr. Peterson's employment with the Company terminates for any reason other than death, disability, Termination with Cause (as defined in the agreement) or Voluntary Termination (as defined in the agreement) within the one-year period to follow a Change in Control (as defined in the agreement) of the Company, Mr. Peterson is entitled to receive a lump sum equal to two times the sum of his base salary and the prior year's bonus, all outstanding unvested options held by Mr. Peterson will become vested and exercisable, and the loan described above will be forgiven. The agreement also restricts Mr. Peterson from engaging in activities in competition with the Company in the ownership, development, construction, management or operation of office or industrial properties during his term of employment and during the period during which he serves as a trustee of the Company and ending one year after the later of the termination of his employment and the date he ceases to be a trustee of the Company.

OTHER

    ISSUANCE OF SHARES AND LOANS TO CERTAIN EXECUTIVES AND OTHER EMPLOYEES. In April 2000, the Company issued an aggregate of 190,826 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $2.5 million pursuant to an executive loan program approved by the Compensation Committee on April 18, 2000. The purchase price of $12.839 per share represented the average market price of the Common Shares for a sixty-day period prior to the date of the grant by the Compensation Committee. The promissory notes are interest-free recourse demand notes which are forgivable by the Company over a five-year period beginning with the third year after the date of such promissory notes. In addition, the promissory notes will be forgiven if the executives or employees are no longer employed by the Company after a change of control. If the executives' or employees' employment is terminated for any reason other than a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.839 per share) sufficient to repay the outstanding principal balance of the promissory note. The Company granted certain registration rights to these executives and employees in connection with the issuance of these Common Shares.

                    BOARD OF TRUSTEES COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING PREVIOUS FILINGS THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE PERFORMANCE GRAPH FOLLOWING IT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Trustees was formed in January 1998 and is composed of Messrs. David F. McBride and Mulvihill, both of whom are independent trustees. The Compensation Committee is responsible for administering the policies which govern the Company's executive compensation. The members of the Compensation Committee are not eligible to participate in any of the Company's administered compensation programs or plans.

OBJECTIVES OF EXECUTIVE COMPENSATION

    The Compensation Committee strives to provide the proper incentives to management to maximize the Company's performance and to attract, retain and motivate talented executives in order to serve the best interests of its shareholders. The Compensation Committee utilizes a pay for performance philosophy which focuses on annual and long-term incentive awards. In establishing compensation for executive officers the Compensation Committee considers industry data, the recommendations of third-party consultants and the Company's financial performance and industry position.

    The Compensation Committee based compensation levels for each executive on a number of factors, including:

    - the increase in the Company's net asset value per share;

    - the growth in the Company's funds from operations per share, property portfolio, and market capitalization during 1999;

    - compensation levels of executive officers of other office and industrial real estate investment trusts, based in part on a compensation study prepared by FPL Associates;

    - the impact of compensation arrangements on the Company's earnings and funds from operations; and

    - individual and functional performance based on both qualitative and quantitative factors.

BASE SALARIES

    The Compensation Committee takes into account competitive market practices, individual performance and each executive's role and responsibility within the organization when establishing base salary levels. In setting salary levels the Compensation Committee compares the base salaries of the Company's executives to the base salaries of executive officers of other publicly-held REIT's of comparable size and asset focus.

ANNUAL INCENTIVES

    The Company awards executive officers and employees with annual incentive cash bonus awards which are based on both the Company's and individual's performance. Performance goals are established annually and link the key functions of the Company to the Company's overall financial and strategic objectives. The Compensation Committee meets prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and meets again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

LONG-TERM INCENTIVES

    To align the financial interests of the executive officers and managers with those of shareholders, the Compensation Committee strives to facilitate equity ownership among executive and managers. The Compensation Committee grants stock option and other incentive awards to the executive officers under the Company's Amended and Restated 1993 Omnibus Incentive Plan (the "Omnibus Plan"). No such awards were granted in 1999. In addition, the Company awards executive officers and employees with annual incentive cash bonus awards which are based on the Company's and the respective individual's performance. However, the Company has also granted certain interest-free loans to certain executive officers of the Company, and has agreed to guarantee loans obtained by certain executive officers of the Company, in order for these executive officers to acquire the Company's Common Shares. Such loans and guarantees are granted to provide incentive to improve shareholder value over the long-term and to encourage and promote executive share ownership. Stock options are granted at the market price of the Common Shares at the date of grant to ensure that executive officers can only be rewarded for appreciation in the price of the Common Shares when the Company's shareholders are similarly benefited. The Compensation Committee determines those executive officers who will receive incentive award grants and the size of such awards.

CHAIRMAN AND CEO COMPENSATION

    The salaries paid to David F. McBride (Chairman) and Jeffrey E. Kelter (President and Chief Executive Officer) in 1999 were set by their respective employment agreements and, with respect to Mr. Kelter, modified by the Compensation Committee. The compensation of the Chairman and Jeffrey E. Kelter was based on a number of factors, including: (i) growth in the Company's net asset value per share, the significant growth in the Company's funds from operations per share, property portfolio, and market capitalization during 1999;
(ii) compensation levels of chief executive officers of other office and industrial real estate investment trusts, based in part on a peer group survey prepared by FPL Associates; and (iii) the impact of the compensation arrangements on the Company's earnings and funds from operations. The Compensation Committee did not separately rank the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

$1 MILLION LIMIT ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation meets certain "performance-based" requirements. The Company does not expect any compensation in excess of the Section 162(m) limitations to be paid in the foreseeable future, and has generally not endeavored to structure compensation to be eligible for an exception under Section 162(m). However, option grants under the Omnibus Plan have generally been structured with the intent that such grants be qualified for an exemption from Section 162(m).

    The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

    Submitted by the Compensation Committee:

    David F. McBride

    James R. Mulvihill

SHARE PRICE PERFORMANCE GRAPH

    The Company's Common Shares first commenced public trading on November 10, 1993 in connection with the Company's underwritten initial public offering of common shares. The graph set forth below compares, for the period of November 10, 1993 through December 31, 1999, the cumulative total return to holders of Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index ("NAREIT Index") and index of equity REITS (including the Company). Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 on November 10, 1993, and assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index was provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     KEYSTONE PROPERTY TRUST COMMON SHARES,
                         S&P 500 AND THE NAREIT INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        KEYSTONE PROPERTY TRUST  S&P 500 INDEX  NAREIT EQUITY (IN%)
Dec-93                      100            100                  100
Jan-94                   109.55         103.35               102.91
Feb-94                   102.82         100.56               107.38
Mar-94                    96.18          96.19                103.4
Apr-94                    97.84          97.44               105.16
May-94                    92.23          99.02                107.5
Jun-94                    88.82          96.58               105.31
Jul-94                    99.07          99.77               104.79
Aug-94                   103.56         103.84               105.11
Sep-94                   100.05         101.33               103.15
Oct-94                   107.96         103.65                99.58
Nov-94                   102.93          99.85                96.15
Dec-94                    99.32         101.31               103.17
Jan-95                    99.32         103.94               100.92
Feb-95                    104.1         107.97               103.41
Mar-95                   105.96         111.17                  103
Apr-95                   105.96         114.41               102.97
May-95                   105.96         118.92               107.35
Jun-95                   117.41         121.72               109.05
Jul-95                    127.9         125.77               110.93
Aug-95                   122.17         126.11               112.26
Sep-95                   125.99          131.4               114.19
Oct-95                   129.81         130.94               111.74
Nov-95                   121.23          136.7               112.76
Dec-95                   123.47         139.23               118.92
Jan-96                   129.35         143.97               120.88
Feb-96                   135.23          145.3               122.29
Mar-96                   134.62          146.7               121.63
Apr-96                   138.64         148.86               122.24
May-96                   138.64          152.7                125.4
Jun-96                   140.05         153.28               127.04
Jul-96                   133.87         146.51                  128
Aug-96                   135.93          149.6               133.03
Sep-96                   131.22         158.02               135.35
Oct-96                    134.4         162.38               139.37
Nov-96                   137.57         174.65               145.72
Dec-96                   151.79         171.19               160.86
Jan-97                   160.46         181.89               162.66
Feb-97                    164.8         183.31               162.33
Mar-97                   164.21         175.78               161.98
Apr-97                   166.43         186.28               157.52
May-97                   161.99         197.62               162.16
Jun-97                   174.72         206.47               170.04
Jul-97                   178.13          222.9               175.29
Aug-97                   218.98         210.42               174.87
Sep-97                   292.15         221.94               190.13
Oct-97                   266.85         214.53               184.99
Nov-97                   277.21         224.46               188.99
Dec-97                   358.31         228.32               193.45
Jan-98                   317.61         230.84               192.43
Feb-98                   328.07         247.49               189.16
Mar-98                   376.37         260.16               192.55
Apr-98                   374.02          262.8               186.28
May-98                    369.9         258.28               184.97
Jun-98                   328.75         268.77               183.72
Jul-98                   328.75         265.91               171.79
Aug-98                   285.89         227.46               155.58
Sep-98                   279.02         242.03               164.39
Oct-98                   286.28         261.71               161.35
Nov-98                   259.88         277.57               163.72
Dec-98                   314.33         293.57               159.59
Jan-99                   267.31         305.84               156.26
Feb-99                   267.31         296.33               152.59
Mar-99                   270.27         308.18                151.9
Apr-99                   300.57         320.11               166.32
May-99                   298.05         312.55               169.97
Jun-99                   344.69          329.9               167.22
Jul-99                   311.25          319.6                161.9
Aug-99                    298.4            318               159.84
Sep-99                   339.55         309.29               153.77
Oct-99                   314.52         328.86               149.99
Nov-99                   322.39         335.54               147.55
Dec-99                   325.01          355.3               152.22

Indexed Values

------------------------

* The NAREIT Index (consisting of 203 REITs with a total market capitalization of approximately $124.3 billion at December 31, 1999) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of April 19, 2000, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Shares as well as Common Shares and shares of Convertible Preferred Stock beneficially owned by all trustees and executive officers of the Company and all trustees and executive officers of the Company as a group. The table also includes the number of OP Units and preferred units of limited partnership of the Operating Partnership ("Preferred Units") owned, as of April 19, 2000, by such persons. Any owner of OP Units may convert its OP Units into Common Shares or, at the election of the Company, the cash equivalent thereof (the "Conversion Right"). As of April 19, 2000, the Company had 9,283,935 shares of Common Shares outstanding, not including 7,652,577 shares reserved for issuance upon conversion of OP Units, 454,545 shares reserved for issuance upon conversion of Series B Convertible Preferred Units ("Series B Units"), 2,240,838 shares reserved for issuance upon conversion of Series C Convertible Preferred Units ("Series C Units"), 682,939 shares reserved for issuance upon conversion of Series D Convertible Preferred Units ("Series D Units"), 1,212,121 shares reserved for issuance upon conversion of outstanding shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Shares") 2,500,000 shares reserved for issuance upon conversion of outstanding shares of Series B Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Shares"), 1,269,841 shares reserved for issuance upon conversion of outstanding shares of Series C Convertible Preferred Stock, par value of $.001 per share ("Series C Preferred Shares"), and 620,550 shares reserved for issuance upon conversion of outstanding options.

    NAME AND ADDRESS OF BENEFICIAL       AMOUNT AND NATURE OF
      HOLDER OR IDENTITY OF GROUP        BENEFICIAL OWNER (1)   PERCENT OF CLASS   OWNERSHIP OF OP UNITS
---------------------------------------  --------------------   ----------------   ---------------------
Jeffrey E. Kelter......................       1,229,953(2)             7.97%               505,005(2)
  c/o Keystone Property Trust
  200 Four Falls Corporate Center
  Suite 208
  West Conshohocken, PA 19428

James R. Mulvihill.....................         364,576(3)             2.39%               216,402(3)
  c/o Black Creek Capital, LLC
  518 Seventeenth Street
  17(th) Floor
  Denver, CO 80202

David H. Lesser........................         300,953(4)             1.98%                89,602(4)
  c/o Hudson Bay Partners, Inc.
  237 Park Avenue, Suite 900
  New York, NY 10017

David F. McBride.......................         325,215(5)             2.13%               183,439(5)
  c/o Keystone Property Trust
  200 Four Falls Corporate Center
  Suite 208
  West Conshohocken, PA 19428

Francesco Galesi.......................         900,435(6)             5.91%               829,795(6)
  c/o Galesi Management Corporation
  100 State Street
  Albany, NY 12207-1800

    NAME AND ADDRESS OF BENEFICIAL       AMOUNT AND NATURE OF
      HOLDER OR IDENTITY OF GROUP        BENEFICIAL OWNER (1)   PERCENT OF CLASS   OWNERSHIP OF OP UNITS
---------------------------------------  --------------------   ----------------   ---------------------
Michael J. Falcone.....................         360,425(7)             2.37%               233,280(7)
  250 South Clinton Street
  Syracuse, NY 13202-1258

Timothy A. Peterson....................         102,721(8)                *                      0
  c/o Keystone Property Trust
  200 Four Falls Corporate Center
  Suite 208
  West Conshohocken, PA 19428

Reckson Operating Partnership, L.P.....       2,603,878(9)            17.09%                     0
  225 Broad Hollow Road
  Melville, New York 11747

Scott H. Rechler.......................       2,603,878(9)            17.09%                     0
  c/o Reckson Associates Realty Corp.
  225 Broad Hollow Road
  Melville, New York 11747

Russell C. Platt.......................           3,664                   *
  c/o J.E. Robert Companies
  630 Fifth Avenue
  Suite 2300
  New York, NY 10111

Joseph D. Morris.......................               0                   0%               655,108(10)
  c/o The Morris Companies
  535 Secaucus Road
  Secaucus, New Jersey 07094

Stephen J. Butte.......................          55,326(11)               *                  6,496
  c/o Keystone Property Trust
  200 Four Falls Corporate Center
  Suite 208
  West Conshohocken, PA 19428

Timothy E. McKenna.....................          31,716(12)               *                      0
  c/o Keystone Property Trust
  200 Four Falls Corporate Center
  Suite 208
  West Conshohocken, PA 19428

CRA Real Estate Securities, L.P........         653,245(13)            4.29%                     0
  259 Radnor-Chester Road
  Suite 200
  Radnor, PA 19087

New York State Common Retirement Fund..         720,743                4.73%                     0
  633 Third Avenue, 31st Floor
  New York, NY 10017

    NAME AND ADDRESS OF BENEFICIAL       AMOUNT AND NATURE OF
      HOLDER OR IDENTITY OF GROUP        BENEFICIAL OWNER (1)   PERCENT OF CLASS   OWNERSHIP OF OP UNITS
---------------------------------------  --------------------   ----------------   ---------------------
AEW Targeted Securities Fund, L.P......       1,529,580(14)           10.04%                     0
  225 Franklin Street
  Boston, MA 02109
  Attn: AEW TSF, L.L.C.

Crescent Real Estate Equities..........       2,459,278               16.14%               765,807
  Limited Partnership
  777 Main Street
  Suite 2100
  Ft. Worth, TX 76102

All Officers and Trustees as a group...       6,278,862               40.70%             2,719,127

------------------------

  * Less than 1%.

 (1) Includes shares issuable on exercise of the Conversion Right if such right is exercisable within 60 days of December 31, 1999.

 (2) Includes 504,189 OP Units owned directly by Mr. Kelter and 816 OP Units owned beneficially through a corporation in which Mr. Kelter is the sole shareholder.

 (3) Includes 76,389 OP Units and 190 Common Shares held by Mr. Mulvihill's wife, as to which Mr. Mulvihill disclaims any beneficial interest. Includes 128,456 and 2,194 OP Units held by Mr. Mulvihill's parents and siblings, respectively, and 57,359 Common Shares directly and indirectly owned by Mr. Mulvihill's parents, as to which Mr. Mulvihill disclaims any beneficial interest.

 (4) Includes 1,049 Common Shares and 474 OP Units owned by Hudson Bay Partners, Inc. Mr. Lesser is President, sole director and sole shareholder of Hudson Bay Partners, Inc., and as a result of such affiliation, may be deemed to have shared voting and dispositive power over the Common Shares and OP Units owned by Hudson Bay Partners, Inc.; however, Mr. Lesser expressly disclaims beneficial ownership of any Common Shares and OP Units not directly owned by him.

 (5) Includes 1,031 Common Shares owned by a limited liability corporation in which Mr. McBride has an ownership interest and 101 Common Shares owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is a trustee. Also includes 46,379 Common Shares issuable on exercise of the Conversion Right held directly by Mr. McBride, 132,190 OP Units beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. McBride is an officer, and 4,870 OP Units owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is the sole trustee.

 (6) Includes 829,795 Common Shares issuable upon exercise of the Conversion Right on such OP Units. All of Mr. Galesi's ownership is held through various corporations in which Mr. Galesi owns a controlling ownership interest.

 (7) Includes 117,557 Common Shares issuable upon exercise of the Conversion Right on such OP Units owned by Mr. Falcone, and 5,391 OP Units beneficially owned through a limited partnership interest in Pioneer Partners I, L.P. Also includes 167,170 Common Shares issuable upon conversion of 108,222 Series D Units owned by Mr. Falcone, and 2,110
     Series D Units beneficially owned through a limited partnership interest in Pioneer Properties Company of Syracuse. The Series D Units have a conversion price of $16.50 per unit.

 (8) Includes 46,667 Common Shares issuable upon the exercise of vested stock options at an exercise price ranging from $14.50 to $15.75 per Common Share.

 (9) Includes 103,878 Common Shares and 2.5 million Common Shares issuable upon conversion of 1.6 million Series B Preferred Shares issued to Reckson Morris Industrial Trust which was later merged into Reckson Operating Partnership, LP. Mr. Rechler is an executive officer of Reckson Associates Realty Corp., the general partner of Reckson Morris Operating Partnership, LP, and, as a result of such affiliation, may be deemed to have shared voting power and dispositive power over any Common Shares or the Series B Preferred Shares; however, Mr. Rechler expressly disclaims any beneficial ownership of any Common Shares or any Series B Preferred Shares not directly owned by him. The Series B Preferred Shares have a conversion price of $16.00 per share.

(10) Includes 654,918 Series C Units owned directly by Mr. Morris, and 190 Series C Units owned indirectly by Mr. Morris through a limited partnership in which Mr. Morris has an ownership interest. The Series C Units are not convertible until September 27, 2001 and have a conversion price of $16.00 per unit.

(11) Includes 16,667 Common Shares issuable upon the exercise of vested stock options with an exercise price of $14.50 per share.

(12) Includes 10,000 Common Shares issuable upon the exercise of vested stock options with an exercise price of $14.50 per share.

(13) These Common Shares are beneficially owned by accounts managed by CRA Real Estate Securities, L.P. and CRA Real Estate Securities, L.P. expressly disclaims beneficial ownership of any shares of Common Shares not directly owned by it.

(14) Includes 1,212,120 Common Shares issuable upon conversion of 800,000 Series A Preferred Shares and 317,460 Common Shares issuable upon conversion of 200,000 Series C Preferred Shares which are beneficially owned by accounts managed by AEW Targeted Securities Fund, L.P. AEW Targeted Securities Fund, L.P. expressly disclaims beneficial ownership of any Common Shares not directly owned by it. The Series A Preferred Shares are convertible at $16.50 per share and the Series C Preferred Shares are convertible at $15.75 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    ISSUANCE OF COMMON SHARES TO CERTAIN TRUSTEES AND MAJOR SHAREHOLDERS. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 and 8 hereof.

    RECKSON/MORRIS TRANSACTION. On September 27, 1999, the Company consummated our acquisition of Reckson Morris Operating Partnership, L.P. ("RMOP") from Reckson Morris Industrial Trust, Reckson Morris Industrial Interim GP, LLC, Reckson Operating Partnership, L.P., Robert Morris, Joseph D. Morris and certain related entities (collectively, the "Contributors") pursuant to a Contribution and Exchange Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, entities owning 28 "big box" industrial facilities will be contributed in three stages to the Company in exchange for approximately $300,000,000 in a combination of Common Shares and Series B Preferred Shares, Series C Preferred Units, the assumption of mortgage indebtedness and cash (the "Reckson/Morris Transaction").

    In the first stage, the Company acquired RMOP, which owns 22 warehouses comprising approximately 3.9 million square feet and 105 acres of land, which will accommodate an additional 1.5 million square feet of development. The total consideration for this stage was approximately $205 million, including closing costs, consisting of the issuance to the Contributors of 103,878 Common Shares,
1.6 million Series B Preferred Shares, 1,434,136 Series C Preferred Units, the assumption of approximately $16.4 million in assumed mortgage indebtedness and approximately $105.5 million in cash. The Company financed the cash portion of the consideration through approximately $98 million of mortgage financing and from part of the proceeds of a private placement of 800,000 Series C Preferred Shares to three institutional investors. In the second and third stages, the Company will acquire entities owning three buildings containing 1.1 million square feet for a total of six buildings aggregating 2.2 million square feet. The second and third stages are expected to close in April of 2000 for a total consideration of approximately $50 million and $48 million, respectively.

    Neither Joseph D. Morris (a trustee and Contributor) nor Scott H. Rechler (a trustee and the President and Co-Chief Executive Officer of Reckson Associates Realty Corp., the general partner of a Contributor) were affiliated with the Company or the Operating Partnership prior to the Reckson/Morris Transaction. The Company based its determination of the purchase price on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The Company arrived at the purchase price through arm's length negotiation with the Contributors. Each of Joseph D. Morris and Scott H. Rechler were appointed to the Company's Board of Trustees on September 27, 1999, concurrently with the closing of the first stage of the Reckson/ Morris Transaction.

    In connection with this transaction, the Company agreed to guarantee a $12.5 million loan from Reckson Associates Realty Corp. ("Reckson") to certain shareholders and executives of the Morris Companies (the "Morris Shareholders"), including Joseph Morris. The Morris Shareholders have pledged $25.0 million of Series C Units as collateral for this loan which bears interest payable monthly at 15% per annum. Under the terms of the loan agreement, the Morris Shareholders are obligated to pay to Reckson monthly interest at the prime rate plus .50% (the "Morris Interest") and the Company is obligated to pay the difference in interest cost between the Morris Interest and 15% per annum. During 1999 the Company incurred $198,000 related to this obligation. The maturity of this loan is the earlier of September 27, 2001 or the date upon which the Morris Shareholders are able to consummate a refinancing of this obligation with a commercial lender. The Company has also loaned an affiliate of the Morris Shareholders approximately $800,000 under the terms of a note which matures on October 1, 2001. This note requires monthly interest payments equal to the prime rate plus 1%.

    In connection with the Reckson/Morris transaction, the Company is obligated to pay for the twelve-month period beginning January 1, 2000, a monthly construction management fee to an affiliate of Reckson equal to $308,000. In addition, the Company is obligated to pay the Morris Companies additional purchase price related to the Reckson/Morris transaction in an amount equal to 1.5% of the monthly rent collected from the tenants in the acquired buildings. These payments are required to be made monthly during the period of October 1999 until October 2002.

    ISSUANCE OF SERIES C PREFERRED SHARES. On September 27, 1999, the Company sold in a private placement 800,000 Series C Preferred Shares to three institutional investors, including 200,000 Series C Preferred Shares to
AEW Targeted Securities, L.P., at $25 per share. The Series C Preferred Shares are convertible into Common Shares at $15.75 per share. The market price of the Common Shares on September 27, 1999, was $14.25 per share (based upon the closing price on September 24, 1999). The purchase price and terms of the Series C Preferred Shares were determined through arm's length negotiation between the Company and the purchasers. The purchasers have the right to approve the issuance by the Company of any shares senior to or on parity with the Series C Preferred Shares. The Company granted certain registration rights to the purchasers.

    ISSUANCE OF OP UNITS AND SERIES D PREFERRED UNITS. On July 21, 1999, the Operating Partnership acquired an office property ("One Park Place"), located in Syracuse, New York, and containing approximately 290,000 square feet, for approximately $22.6 million, including the issuance of 450,700 Series D Units and the assumption of $11.2 million in debt, from One Park Place Associates. Michael J. Falcone, a trustee of the Company, had a 24.4% interest in One Park Place Associates on the date the Company acquired One Park Place.

    At the 1998 Annual Meeting, the shareholders approved the issuance of OP Units in exchange for a portfolio of properties owned by Mr. Falcone (a trustee of the Company) and certain of his affiliates (the "Falcone Group"). On August 19, 1998, the Company, through the Operating Partnership, acquired a portfolio of 11 office properties and one industrial property (the "Pioneer Portfolio") from the Falcone Group. The purchase price of the Pioneer Portfolio, including closing costs, was approximately $87.6 million and was funded through the assumption of approximately $5.5 million in debt, $51.0 million from the Company's senior secured revolving credit facility, the issuance of the OP Units and the issuance of 720,743 Common Shares for an aggregate purchase price of $11.4 million to the New York State Common Retirement Fund as a partial repayment of certain indebtedness encumbering certain properties in the Pioneer Portfolio. In addition, the Company agreed to purchase three other properties (including One Park Place) and was granted the option to purchase two other properties (collectively, the Additional Properties). After the closing of the Pioneer Portfolio, the Company and the Falcone Group agreed that the only Additional Property that the Company would only acquire would be One Park Place. The consideration payable by the Company for One Park Place was also changed from (a) $8.7 million in cash, the assumption of $11.2 million in debt and the issuance of $2.7 million in OP Units to (b) the assumption of $11.2 million in debt and the issuance of 450,700 Series D Preferred Units (with a liquidation value of approximately $11.3 million).

    Neither the Falcone Group nor Michael J. Falcone were affiliated with the Company or the Operating Partnership prior to the acquisition of the Pioneer Portfolio. Michael J. Falcone became a trustee of the Company as part of the closing of the Pioneer Portfolio. The Company based its determination of the purchase price of the Pioneer Portfolio and One Park Place on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities and opportunities to retain and attract additional tenants. The purchase price for the Pioneer Portfolio and the Additional Properties was determined was by arm's length negotiation between the Company and American General which owned a 50% interest in One Park Place and was not affiliated with Mr. Falcone. The Series D Units were issued at an agreed upon value of $16.50 (on an as-converted basis). At the time the OP Units and the Series D Units were issued, the market value of the Common Shares (based on the prior day's closing price of the Common Shares) was $15.875 and $15.6875, respectively, and the OP Units and Series D Units equaled approximately 13.7% and 8.3% of the then outstanding Common Shares (assuming conversion of such OP Units or Series D Units to Common Shares), respectively.

    ISSUANCE OF SHARES AND LOAN TO MR. KELTER. In April 1999, the Company issued 100,000 Common Shares to Mr. Kelter in return for a promissory note in the amount of $1.3 million. The purchase price of $13 per share represented the market price of the Common Shares on the date of the grant by the Compensation Committee. The note is an interest-free demand note which is forgivable by the Company over a seven-year period beginning on January 1, 2000. In addition, the loan will be forgiven if Mr. Kelter is no longer employed by the Company after a change of control of the Company. If Mr. Kelter's employment is terminated for any reason other than a change of control, Mr. Kelter must repay the loan or surrender Common Shares to the Company (at a value of $13 per share) sufficient to repay the outstanding principal balance of the note. The Company granted certain registration rights to Mr. Kelter.

    EMPLOYMENT AGREEMENT. In connection with his employment as Chief Financial Officer of the Company in August of 1998, Mr. Peterson entered into an employment agreement with the Company. As part of the conditions of his employment agreement, the Company has loaned $392,600 to Mr. Peterson in order for him to acquire 25,000 shares of the Company's Common Shares on an interest-free, recourse basis and the Company agreed to reimburse him for certain costs he incurred in connection with his relocation. In August 1999, $33,333 of this loan was forgiven in accordance with his employment agreement.

    EMPLOYEE LOAN GUARANTEES BY COMPANY. The Company has agreed to guarantee loans obtained by certain executive officers of the Company in order for these executive officers to acquire the Company's Common Shares. As of December 31, 1999, the Company has guaranteed approximately $687,000 of such loans.

    OP UNITS. On April 30, 1998, the Company, through the Operating Partnership, issued 1,362,940 OP Units to the Galesi Group and its affiliates, which includes Francesco Galesi, a trustee of the Company, as part of the Company's acquisition of a ten building portfolio of office and industrial facilities in Albany, New York (collectively, the "Galesi Portfolio"). The purchase price of the Galesi Portfolio of approximately $58 million was funded through the assumption of approximately $18.0 million in debt, $18.5 million from our senior secured revolving credit facility and the issuance of the OP Units. The sellers of the Galesi Portfolio were not affiliated with the Company or the Operating Partnership prior to the transaction. The Company based its determination of the purchase price of the Galesi Portfolio on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The purchase price was determined through arm's length negotiation between the Company and the sellers. Francesco Galesi became a trustee of the Company on May 5, 1998, as part of the acquisition of the Galesi Portfolio.

    COMMON SHARES. On July 9, 1998, the Company sold in a private placement 1,092,051 Common Shares for an aggregate purchase price of $18,018,841 ($16.50 per share) to several institutional purchasers including 102,051 Common Shares which were sold to certain accounts managed by CRA Real Estate Securities, L.P. and 990,000 shares of Common Stock which were sold to certain accounts managed by Morgan Stanley Asset Management, Inc. Russell Platt, a Class II trustee, served as a Managing Director of Morgan Stanley Asset Management, Inc. at the time. Mr. Platt currently serves as Principal and President of JER International. The purchase price was determined through arm's-length negotiations between the Company and the purchasers. The Company granted certain registration rights to the purchasers. This private placement includes a provision for a purchase price adjustment on July 9, 2000 if the Company fails to consummate a Qualifying Offering, as defined in the subscription agreement for such shares, with net proceeds to the Company of at least $150.0 million and a per share price of at least $16.50. This purchase price adjustment is equal to 2.5% of the Common Shares outstanding on July 9, 2000 multiplied by the average price of the Company's Common Shares during the 30-day period ending on the third business day prior to July 9, 2000.

    SPIN-OFF. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 and 8 hereof.

    LEASES. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 through 9 hereof.

    SUBLEASES. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 through 9 hereof.

    PURCHASE OF AN INTEREST IN A LIMITED PARTNERSHIP. In December of 1999, the Company acquired an 89% interest (and escrowed OP Units to purchase the remaining 11%) in a limited partnership which owns a 407,100 square foot industrial building in Carlisle, Pennsylvania. Jeffrey E. Kelter was the general partner and certain other executives were limited partners in this limited partnership prior to the Company acquiring the limited partnership. After the Company's acquisition of the 89% ownership interest, Jeffery Kelter and certain other executives remain as limited partners. The purchase price for this building was $16,000,000 and the consideration consisted of $14,600,000 in cash and $1,400,000 in OP Units in the Operating Partnership at a price of $15.26, which was the 30-day average price of the Company's Common Shares prior to the acquisition date.

    PAYMENTS FOR SERVICES TO AFFILIATES OF TRUSTEES. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 through 9 hereof.

    MANAGEMENT COMPANY. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7 through 9 hereof.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires trustees and executive officers of the Company and persons, or "groups" of persons, who own more than 10% of a registered class of the Company's equity securities (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the American Stock Exchange, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required. The Company believes that all such filing requirements applicable to Covered Persons with respect to 1999 have been complied with on a timely basis other than the following:

                           NUMBER OF       REPORT
NAME                      LATE REPORTS   FILED LATE   TRANSACTION(S)
----                      ------------   ----------   --------------
Michael J. Falcone......        1        Form 4       Issuance of 110,332 Series D Preferred
                                                      Units in July 1999.

Russell Platt...........        1        Form 4       Purchase of 3,000 Common Shares in
                                                      December 1999.

David Lesser............        1        Form 4       Purchase of 203 Common Shares in
                                                      July 1999.

                              INDEPENDENT AUDITORS

    It is not the Company's practice to submit to shareholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. The Board of Trustees has selected Arthur Andersen LLP as the Company's independent auditors for 2000. The Company expects representatives of that firm to be present at the Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

                            SOLICITATION OF PROXIES

    The cost of soliciting the proxies will be paid by the Company. Trustees, officers and employees of the Company may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. The Company will request banks, brokers and other nominees and fiduciaries to forward proxy materials to beneficial owners of Common Shares held of record by them and will, upon request, reimburse them for their reasonable out-of-pocket expenses in so doing.

                             SHAREHOLDER PROPOSALS

    In order to be eligible for inclusion in the Company's proxy material for the 2001 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company at its principal executive offices set forth above no later than January 1, 2001. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended), must comply with the advance notice provisions and other requirements of Section 2.08 of the Company's By-laws (i.e., delivery of such proposal to the Secretary of the Company at the address herein indicated not before March 4, 2001 and not later than April 3, 2001, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                           ANNUAL REPORT ON FORM 10-K

    UPON REQUEST, THE COMPANY WILL FURNISH FREE OF CHARGE TO RECORD AND BENEFICIAL OWNERS OF ITS COMMON SHARES A COPY OF ITS 1999 ANNUAL REPORT ON
FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS). COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT THE ADDRESS AND TELEPHONE NUMBER OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICERS SET FORTH ABOVE.

                                 OTHER MATTERS

    A copy of the Company's 1999 Annual Report to Shareholders is enclosed but is not to be regarded as proxy solicitation material.

    At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Trustees,
                                          Stephen J. Butte,
                                          Secretary

Dated: April 28, 2000

                            KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 200
                          WEST CONSHOHOCKEN, PA 19428

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 1, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

    The undersigned, revoking all previous proxies, hereby appoints Jeffrey E. Kelter, David F. McBride and Timothy A. Peterson, or any of them, as proxies, each with full power of substitution and all of the powers which the undersigned would possess if present in person, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Shares of Keystone Property Trust (the "Company") registered in the name of the undersigned on April 19, 2000 at the Annual Meeting of Shareholders of the Company to be held on June 1, 2000, and at any adjournment or postponement thereof.

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR TRUSTEES LISTED UNDER PROPOSAL ONE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    Receipt of the Company's Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders is acknowledged.

          (IMPORTANT--TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.   ELECTION OF TRUSTEE NOMINEES:             For           Withheld   FOR, except vote withheld from the     I plan to
                                               all           from all   following nominee(s):                  attend
                                             nominees        nominees                                          the
                                                                                                               meeting.

     Franceso Galesi (Class III Trustee)                                                                         / /
     James R. Mulvihill (Class I Trustee)
     David F. McBride (Class III Trustee)
     David M. Sherman (Class III Trustee)
                                               / /           / /        ------------------------------------

2.   In their discretion, the proxies are
     authorized to vote upon such other
     business as may properly come before
     the meeting.

                                               / /           / /        / /
                                               FOR           AGAINST    ABSTAIN

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope.


----------------------, 2000  ---------------------------   ---------------------------   PLEASE MARK, SIGN, DATE AND
                              Signature Title               Signature (if held jointly)   RETURN THIS PROXY CARD
                              (if required)                                               PROMPTLY USING THE ENCLOSED
                                                                                          ENVELOPE
